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JETBLUE ANNOUNCES 7.7 PERCENT OPERATING MARGIN
FOR SECOND QUARTER 2006

Low-Fare Airline’s Return to Profitability Plan ‘‘On Track’’

New York, NY (July 25, 2006 ) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2006:

•	Operating revenues for the quarter totaled $612 million, representing growth of 42.4% over operating revenues of $429 million in the second quarter of 2005.

•	Operating income in the quarter was $47 million, resulting in a 7.7% operating margin, compared to operating income of $40 million and a 9.4% operating margin in the second quarter of 2005.

•	Net income for the quarter was $14 million, representing earnings of $0.08 per diluted share, compared with second quarter 2005 net income of $13 million, or $0.08 per diluted share.

‘‘We are pleased that our Return to Profitability plan is on track. Our comprehensive and ongoing plan has become the new way of doing business at JetBlue, and the revenue improvements and cost savings we saw in the second quarter are a definite step in the right direction,’’ said David Neeleman, JetBlue’s Chairman and CEO.  ‘‘Every JetBlue crewmember contributed to our second quarter results and I truly appreciate their efforts to identify areas of opportunities while continuing to deliver the JetBlue experience to our customers. We have much more to do, and I know JetBlue’s crewmembers are as dedicated as ever to returning JetBlue to profitability for the long term.’’

During the second quarter of 2006, JetBlue achieved a completion factor of 99.8% of scheduled flights versus 99.7% in the second quarter of 2005. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 77.9% in the second quarter of 2006 compared to 76.0% for the same period in 2005. The company attained a load factor in the second quarter of 2006 of 82.2%, a decrease of 5.5 points on a capacity increase of 23.2% over the second quarter of 2005.

‘‘JetBlue crewmembers continue to be recognized for their best-in-class service,’’ said President and COO, Dave Barger. ‘‘We were honored to receive the highest rankings for customer satisfaction among low cost airlines in the J.D. Power and Associates Airline Customer Satisfaction Survey, as well as the 2006 World’s Best Domestic Airline by readers of Travel + Leisure magazine. I am especially appreciative that JetBlue crewmembers have remained focused on our core mission of bringing humanity back to air travel in the midst of changes related to our Return to Profitability plan.’’

For the second quarter, yield per passenger mile was 9.77 cents, up 21.7% compared to 2005. Operating revenue per available seat mile (RASM) increased 15.6% year-over-year to 8.48 cents. Revenue passenger miles increased 15.6% from the second quarter of 2005 to 5.9 billion. Available seat miles grew 23.2% to 7.2 billion. Operating expenses for the second quarter were $565 million, up 45.2% from the second quarter of 2005. Operating expense per ASM (CASM) for the second quarter 2006 increased 17.8% year-over-year to 7.83 cents while average stage length decreased 8.4%. On a fuel-neutral to prior year period basis, CASM increased 9.3% to 7.26 cents, while average stage length decreased 8.4%. During the quarter, realized fuel price was $2.06 per gallon, a 37.8% increase over second quarter 2005 realized fuel price of $1.50. JetBlue ended the second quarter with $468 million in cash and investment securities.

Looking ahead, for the third quarter of 2006, JetBlue expects to report an operating margin between four and six percent assuming an all-in aircraft fuel cost per gallon of $2.20. Pre-tax margin for the quarter is expected to be between negative one and positive one percent. For the third quarter, cost per available seat mile (CASM) is expected to increase between 17% and 19% over the year-ago period, at the assumed $2.20 aircraft fuel cost per gallon. Excluding fuel, CASM in the third quarter is expected to increase between eight and 10 percent year over year. Capacity is expected to increase between 19 and 21 percent in the third quarter over the same period last year. For the full year 2006, JetBlue expects to report an operating margin between two and four percent based on an assumed aircraft fuel cost per gallon of $2.09, net of hedges. Pre-tax margin for the full year is expected to be between negative one and positive one percent. CASM for the full year is expected to increase between 14 and 16 percent over full year 2005, at the assumed $2.09 aircraft fuel cost per gallon. Excluding fuel, CASM in 2006 is expected to increase between seven and nine percent year over year. Capacity for the full year 2006 is expected to increase between 20 and 22 percent over 2005.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

In the six years since its launch, JetBlue Airways has focused on creating a new airline category — an airline that offers value, service and style. Based out of New York City, the low-cost carrier currently serves 40 destinations with more than 440 flights daily. Onboard JetBlue, customers enjoy roomy leather seats and 36 channels of free DIRECTV(r) programming (a), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight(tm) is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars. On overnight flights from the West, the airline now offers Shut-Eye Service, with a Shut-Eye Kit(tm) designed exclusively for JetBlue by Bliss Spa and other special amenities including a ‘‘good morning’’ hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

(a) DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable FOX InFlight is offered complimentary on these routes. FOX InFlight is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

The JetBlue logo is available at http://www.primezone.com/newsroom/prs/?pkgid=795

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Percent Change		Six Months Ended June 30,		Percent Change
	2006	2005			2006	2005
OPERATING REVENUES
Passenger	$579	$411	40.7		$1,042	$768	35.6
Other	33	18	80.9		60	34	74.3
Total operating revenues	612	429	42.4		1,102	802	37.3

OPERATING EXPENSES
Salaries, wages and benefits	134	106	27.1		266	204	30.6
Aircraft fuel	192	111	72.4		352	198	78.0
Landing fees and other rents	37	27	39.0		75	53	41.6
Depreciation and amortization	37	27	40.8		71	51	39.9
Aircraft rent	25	18	35.4		47	36	30.3
Sales and marketing	30	20	45.4		50	39	25.8
Maintenance materials and repairs	23	14	66.6		44	28	61.0
Other operating expenses	87	66	30.9		175	128	35.9
Total operating expenses	565	389	45.2		1,080	737	46.5

OPERATING INCOME (LOSS)	47	40	15.5		22	65	(67.1)

Operating margin	7.7%	9.4%	(1.7	) pts.	2.0%	8.1%	(6.1	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(42)	(25)	64.7		(79)	(46)	72.2
Capitalized interest	7	4	73.4		12	8	58.7
Interest income and other	13	5	160.6		23	8	186.6
Total other income (expense)	(22)	(16)	32.8		(44)	(30)	45.0

INCOME (LOSS) BEFORE INCOME TAXES	25	24			(22)	35

Income tax expense (benefit)	11	11			(4)	16

NET INCOME	$14	$13			$(18)	$19

EARNINGS (LOSS) PER COMMON SHARE:

Basic	$0.08	$0.08			$(0.10)	$0.12

Diluted	$0.08	$0.08			$(0.10)	$0.12

Weighted average shares outstanding (thousands):
Basic	174,771	157,402			174,013	156,947
Diluted	180,841	180,901			174,013	165,665

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended June 30,		Percent Change		Six Months Ended June 30,		Percent Change
	2006	2005			2006	2005
Revenue passengers (thousands)	4,525	3,696	22.4		8,860	7,096	24.9
Revenue passenger miles (millions)	5,924	5,125	15.6		11,460	9,559	19.9
Available seat miles (ASMs) (millions)	7,202	5,846	23.2		13,779	11,015	25.1
Load factor	82.2%	87.7%	(5.5	) pts.	83.2%	86.8%	(3.6	) pts.
Breakeven load factor (1)	79.5%	82.0%	(2.5	) pts.	85.4%	82.5%	2.9	pts.
Aircraft utilization (hours per day)	13.0	13.7	(5.6)		12.9	13.5	(4.3)
Average fare	$127.87	$111.26	14.9		$117.59	$108.25	8.6
Yield per passenger mile (cents)	9.77	8.02	21.7		9.09	8.04	13.1
Passenger revenue per ASM (cents)	8.03	7.03	14.2		7.56	6.97	8.4
Operating revenue per ASM (cents)	8.48	7.34	15.6		7.99	7.28	9.7
Operating expense per ASM (cents)	7.83	6.65	17.8		7.84	6.69	17.1
Operating expense per ASM, excluding fuel (cents)	5.17	4.74	9.0		5.28	4.89	7.9
Airline operating expense per ASM (cents) (1)	7.77	6.58	18.1		7.76	6.63	17.2
Departures	37,688	27,382	37.6		72,105	53,019	36.0
Average stage length (miles)	1,253	1,369	(8.4)		1,249	1,332	(6.2)
Average number of operating aircraft during period	102.6	74.3	38.1		99.1	72.6	36.5
Average fuel cost per gallon	$2.06	$1.50	37.8		$1.97	$1.41	39.7
Fuel gallons consumed (millions)	93	75	25.1		179	141	27.4
Percent of sales through jetBlue.com during period	79.5%	77.4%	2.1	pts.	80.8%	76.9%	3.9	pts.
Full-time equivalent employees at period end (1)					9,337	7,284	28.2

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$468	$484
Total assets	4,306	3,892
Total debt	2,518	2,326
Stockholders' equity	918	911

NON-GAAP FINANCIAL MEASURES (2)
(in millions)

Fuel Neutral Operating Expenses to Prior Period	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Operating expenses as reported	$565	$1,080
Less: Reported aircraft fuel	(192)	(352)
Add: Aircraft fuel at prior period cost per gallon	139	252
Profit sharing impact	12	12
Fuel neutral operating expenses	524	992
Fuel neutral operating margin	14.4%	10.0%
Fuel neutral operating expense per ASM (cents)	7.26	7.20

(1)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations

(2)	In management's view, comparative analysis of period-to-period operating results can be enhanced by excluding the significant volatility in the price of aircraft fuel, which is subject to many economic and political factors that are beyond our control, in addition to the impact of hedging activities. We believe that the presentation of these non-GAAP financial measures is useful to management and investors because it is more indicative of our ability to manage our costs and also assists in understanding the significant impact that fuel prices have had, and continue to have, on our operations. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.